Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of December 13, 2006 between AMERICAN MEDICAL ALERT CORP., a New York corporation (the "Company"), with offices located at 3265 Lawson Boulevard, Oceanside, New York 11572 and HOWARD M. SIEGEL, an individual having an address at 131 Montauk Highway, West Hampton, New York 11977 ("Siegel").

WITNESSETH:

WHEREAS, the Company desires to retain the services of Siegel upon the terms and conditions stated herein; and

WHEREAS, Siegel desires to continue to be employed by the Company upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

1. Employment; Location. The Company hereby employs Siegel for the period beginning as of January 1, 2007 and ending December 31, 2009, unless earlier terminated pursuant hereto (the "Employment Period"). The Company and Siegel agree that Siegel may provide the services described in Section 2 below either remotely (e.g., offsite) or at the Company's current location in Oceanside, Long Island; provided, however, that if the Company elects to vacate its Oceanside facility, it will give Siegel 6 months notice prior to the expiration of the existing lease currently in force, and will arrange for a physical office for Employee to render services in Nassau or Suffolk County together with secretarial access.

2. Duties; Authority. During the Employment Period, subject to the authority of the Board of Directors of the Company (the "Board"), Siegel shall be employed as the Company's Senior Advisor. Siegel will render advisory or consultative services related to the Company’s strategic position, plans, prospects and objectives. Such services shall be rendered based upon discussions and input between Siegel on the one hand, and the Board and/or senior management of the Company on the other hand, and may include, without limitation, traveling, attendance at meetings or participation in conference calls, all as directed by the Board or senior management. Siegel shall have no authority to enter into any contracts or to otherwise bind the Company, except as expressly agreed to between Siegel on the one hand, and the Board and/or the Chief Executive Officer of the Company on the other hand.

2A. Chairman of the Board Position. The Company recognizes that it is the intent and spirit of this Agreement that Siegel shall continue to serve as Chairman of the Board. Notwithstanding the foregoing, Siegel recognizes that neither the Board, nor any committee thereof, including the Nominating Committee (collectively, the "Committees"), nor any officer or agent of the Company, may legally commit, agree, recommend or support this action due to, among other matters, principles of corporate or common law, fiduciary obligations, the applicability of current or future legislation, changes in the nature of the Company's business, its management, Board or Committee composition or otherwise. Therefore, although it is recognized that the Company, acting through its Board and its Committees, may consistent with its fiduciary and other obligations and as further set forth above, strongly consider nominating Siegel to the Company's Board at the annual meeting of the Company's shareholders, Siegel recognizes and acknowledges, and he has sought independent counsel for this and the other matters set forth in this Agreement, that there shall be no liability to the Company, the Board, its members, the Committees, their members, advisors or other agents of the Company, should (i) Siegel not be nominated to the Board or not be elected therefore even if nominated, or (ii) Siegel not be appointed as the Chairman of the Board, even if elected to the Board.

3. Hourly Commitment. (a) From January 1, 2007 through December 31, 2007, Siegel will devote his full time and attention during regular business hours to the business and affairs of the Company;

(b) From January 1, 2008 through December 31, 2008, Siegel shall devote 80 hours per month to the business and affairs of the Company.

(c) From January 1, 2009 through December 31, 2009, Siegel shall devote 70 hours per month to the business and affairs of the Company.

(d) The foregoing shall not prevent (i) the purchase, ownership or sale by Siegel of investments or securities of publicly held companies and any other business that is not competitive with the Company or any subsidiary of the Company so long as such investment does not, during the time that Siegel is a full time employee, require active participation of Siegel in the management of the business of such publicly held companies, does not interfere or conflict with the performance of Siegel's duties hereunder and does not otherwise violate any of the provisions of this Agreement, or (ii) Siegel's participation in philanthropic organizations to the extent that such participation does not interfere or conflict with the performance of Siegel's duties hereunder and does not otherwise violate any provision of this Agreement.

4. Compensation. (a) In consideration of the duties and services to be performed by Siegel pursuant to Section 2 hereof, the Company agrees to pay, and Siegel agrees to accept the amounts set forth below, to be paid on a bi-weekly basis:

(i) $300,000 per annum during the period beginning January 1, 2007 and ending December 31, 2007;

(ii) $225,000 per annum during the period beginning January 1, 2008 and ending December 31, 2008, and

(iii) $175,000 per annum during the period beginning January 1, 2009 and ending December 31, 2009.

(b) As additional compensation, in each case, based on the Board's assessment of Siegel's performance in relation to achievement of the following EBIT (as hereinafter defined) targets:

(i) with respect to the fiscal year ending December 31, 2007, the following number of shares of the Company's common stock based on the Company's EBIT for such fiscal year ("2007 EBIT") meeting or exceeding the following targets: 115% of the Company's EBIT for the fiscal year ending December 31, 2006 ("2006 EBIT") - 6,000 shares, and an additional 400 shares for each additional one (1%) percent growth in 2007 EBIT over 2006 EBIT, up to a maximum of 10,000 shares if 2007 EBIT equals to or exceeds 125% if 2006 EBIT;

(ii) with respect to the fiscal year ending December 31, 2008, the following number of shares of the Company's common stock based on the Company's EBIT for such fiscal year ("2008 EBIT") meeting or exceeding the following targets: 115% of the 2007 EBIT - 4,500 shares, and an additional 300 shares for each additional one (1%) percent growth in 2008 EBIT over 2007 EBIT, up to a maximum of 7,500 shares if 2008 EBIT equals to or exceeds 125% of 2007 EBIT; and

(iii) with respect to the fiscal year ending December 31, 2009, the following number of shares of the Company's common stock based on the Company's EBIT for such fiscal year ("2009 EBIT") meeting or exceeding the following targets: 115% of the Company's 2008 EBIT - 3,600 shares, and an additional 240 shares for each additional one (1%) percent growth in 2009 EBIT over 2008 EBIT, up to a maximum of 6,000 shares if 2009 EBIT equals to or exceeds 125% of 2008 EBIT.

In the event that the minimum EBIT growth percentage is not met for a particular fiscal year, Siegel will have the opportunity to earn back the minimum performance bonus grant for such fiscal year as follows: if the EBIT growth percentage in the subsequent fiscal year combined with the EBIT growth percentage of the prior fiscal year meets or exceeds 30%, then the number of percentage points needed to be added to the prior fiscal year's EBIT growth percentage to equal up to 15%, shall be deducted from the subsequent fiscal year EBIT growth percentage and added to the prior fiscal year EBIT growth percentage, and Siegel shall be granted such number of shares of common stock for the prior fiscal year based on such year's formula, and an additional number of shares of common stock determined based on the above formula and the reduced subsequent year EBIT growth percentage.

For the sake of clarity, and as an example only, if 2006 EBIT equals $2,000,000, 2007 EBIT equals $2,400,000, 2008 EBIT equals $2,500,000 and 2009 EBIT equals $3,200,000, then Siegel shall be entitled to 8,000 shares for 2007 (2007 EBIT = 120% of 2006 EBIT; 6,000 shares +(5 x 400 shares)), 4,500 shares for 2008 (2008 EBIT is 104% of 2007 EBIT, but, 2009 EBIT = 128% of 2008 EBIT, so 11% of the 2009 EBIT growth is added to the 2008 EBIT growth, for a total of 115%), and 4,080 shares for 2009 (3,600 shares + (2 x 240 shares) since 2009 EBIT = 117% of 2008 EBIT (128% - the 11% added to 2008 EBIT)).

For the purposes of this Agreement, "EBIT" shall mean for each fiscal year, the Company's earnings before deduction of interest and taxes, as set forth in the consolidated audited financial statements of the Company, for such fiscal year, and before any adjustment for the effect of the additional compensation pursuant to paragraph 4(b) hereof, determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

(c) In addition to the compensation provided for in Section 4(b), the Board may in its discretion grant additional shares, not to exceed an aggregate total of 50,000 shares (inclusive of the number of shares granted pursuant to the EBIT growth targets set forth in Section 4(b) hereof), based on significant contributions made by Siegel.

Any shares to be issued pursuant to Sections 4(b) or 4(c) hereof, shall be issued pursuant to, and be subject to the terms of, the Company's 2005 Stock Incentive Plan. The award of shares pursuant to this Agreement shall be evidenced by a stock purchase agreement.

(d) The additional compensation to be paid pursuant to paragraph 4(b) hereof shall be payable and/or issuable, as the case may be, promptly following the availability of the audited financial statements relating to the applicable fiscal year of Company. To the extent any such fiscal year is not entirely included in the Employment Period, because for example Siegel's employment ceases other than in accordance with paragraph 9(a) hereof, then subject to the determination of the Board as set forth in Section 4(b) above, Siegel may be entitled to receive the pro rata portion of such additional compensation determined by multiplying the addi-tional compensation, computed for the applicable fiscal year, by a fraction whose numerator is the number of days in such fiscal year included in the Employment Period and whose denominator is the total number of days in such fiscal year.

(e) The compensation provided for herein shall be in addition to any retirement, profit sharing, insurance or similar benefit which may at any time be payable to Siegel pursuant to any plan or policy of the Company relating to such benefits, which additional benefits shall be made available to Siegel on the same basis as they are generally made available to executive officers of the Company. In the event Siegel is not eligible to so participate in the Company's health insurance plan, the Company will pay the cost of COBRA (up to a total of 18 months, but not beyond the term of this Agreement). In the event Siegel is not eligible for COBRA coverage or such coverage expires, then during such time through the end of the Employment Period, the Company will reimburse Siegel for the cost of supplemental health insurance (including prescription drug coverage) to the extent needed to supplement Siegel's Medicare coverage so as to provide him with coverage equivalent or as nearly equivalent as possible under the Medicare program, to that he would have had as a full time employee of the Company.

(f) The Company shall reimburse Siegel in accordance with the Company's normal policies for all reasonable travel, hotel, meal and other expenses properly incurred by him in the performance of his duties hereunder. Any request for reimbursement must be submitted to and approved by, the Company's Chief Financial Officer, whose decision to approve or disapprove a reimbursement shall be subject to review by the Company's audit committee.

(g) The Company shall provide Siegel with the use of a suitable automobile leased by the Company, including any insurance costs, with all business expenses of operation such as, gas, oil and repair reimbursed by the Company in accordance with procedures set forth in sub paragraph 4(f) above.

5. Vacation. Siegel shall be entitled to four (4) weeks vacation, in each fiscal year, to be taken at such time as is mutually convenient to the Company and Siegel.

6. Death. In the event of the death of Siegel during the Employment Period, this Agreement and the employment of Siegel hereunder shall terminate on the date of such death. The estate of Siegel (or such person(s) as Siegel shall designate in writing in applicable testamentary documents) shall be entitled to receive, and the Company agrees to continue to pay, in accordance with the normal pay practice of the Company, the base salary of Siegel provided by paragraph 4(a) and the additional benefits (other than health insurance), if any, provided by paragraph 4(e), in each instance for a period of one (1) year following the date of death of Siegel.

7. Disability. In the event that Siegel shall be unable to perform because of illness or incapacity, physical or mental, the duties and services to be performed by him hereunder for a period of one hundred and eighty (180) consecutive days or an aggregate period of one hundred and eighty (180) days in any 12 month period, the Company may terminate this Agreement after the expiration of such period. Upon such termination, Siegel shall be entitled to receive the base salary provided by paragraph 4(a) and the additional benefits, if any, provided by paragraph 4(e), in each instance for a period of one (1) year following termination due to disability.

8. Non-Competition, Non-Solicitation and Non-Disclosure. (a) Siegel covenants and agrees that, throughout the Employment Period and for a period of twelve (12) months thereafter, he will not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business competing directly in the United States of America with the business conducted by the Company or any subsidiary of the Company as such business is conducted during the Employment Period; provided, however, that Siegel may own not more than 5% of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange or market regularly traded in the Over the Counter market by a member of a national securities association.

(b) Siegel covenants and agrees that, throughout the Employment Period and for a period of twelve (12) months thereafter, he will not directly or indirectly solicit, entice or induce any person who on the date of termination of employment of Siegel is, or within the last three months of Siegel's employment by the Company was, associated with or employed by the Company or any subsidiary of the Company to leave the employ of or terminate his association with the Company, or any subsid-iary of the Company, solicit the employment of any such person on his own behalf or on behalf of any other business enterprise.

(c) Siegel covenants and agrees that, throughout the Employment Period and at all times thereafter, he will not use, or disclose to any third party, trade secrets or confidential information of the Company, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and clients or proprietary processes or procedures of the Company, its subsidiaries, affiliates, customers and clients. Proprietary processes and procedures shall include, but shall not be limited to, all information which is known or intended to be known only by employees of the Company, its respective subsidiaries and affiliates or others in a confidential relationship with the Company or its respective subsidiaries and affiliates which relates to business matters.

(d) If any term of this paragraph 8 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reason-able, and as so amended shall be fully enforceable.

(e) In the event that Siegel shall violate any provision of this Agreement (including but not limited to the provisions of this paragraph 8), then Siegel hereby consents to the granting of a temporary or permanent injunction against him by a court of competent jurisdiction prohibiting him from violating any provision of this Agreement. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Siegel agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Siegel. Siegel further agrees that the Company will not have an adequate remedy at law in the event of any breach by Siegel hereunder and that the Company will suffer irreparable damage and injury if Siegel breaches any of the provisions of this Agreement.

(f) The provisions of this Paragraph 8 shall survive the expiration or termination of this Agreement.

9. Termination. (a) The Company may terminate this Agreement without liability (other than for the base salary pro-vided in paragraph 4(a) accrued to the date of termination) in the event of (i) a material breach by Siegel of the provisions of this Agreement, which breach shall not have been cured by Siegel within thirty (30) days, or such shorter period as determined by the Board in emergency situations, following notice thereof by the Company to Siegel, (ii) the commission of gross negligence or bad faith by Siegel in the course of his employment hereunder, (iii) the commission by Siegel of a criminal act of fraud, theft or dishonesty (iv) failure by Siegel to obey the reasonable and lawful directions of the Board, (v) Siegel shall be convicted of (or plead nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of the Company, or (vi) any violation by Siegel of the Company’s Code of Business Conduct and Ethics or the Company’s sexual harassment and other forms of harassment policy or drug and alcohol abuse policy, as set forth in the Company’s employee handbook.

(b) Employee may terminate this Agreement at anytime without liability to the Company, upon ninety (90) days prior written notice to the Company. Upon such termination, (i) the Company shall have no liability or obligations pursuant to this Agreement, other than with respect to the base salary provided in Paragraph 4(a) accrued to the date of termination and any additional compensation, if any, to be paid pursuant to Paragraph 4(b), subject to the provision of Paragraph 4(d), and (ii) this Agreement shall terminate and shall be of no further force or effect, except with respect to the provisions hereof which expressly state that they survive the expiration or termination of this Agreement.

10. No Impediments. Siegel warrants and represents that he is free to enter into this Agreement and to perform the services contemplated thereby and that such actions will not constitute a breach of, or default under, any existing agreement.

11. No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

12. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

13. Governing Law. This Agreement shall be con-strued, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements to be wholly performed therein without giving effect to principles of conflicts of law.

14. Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

15. Assignment and Delegation of Duties. This Agreement may not be assigned by the parties hereto except that the Company shall have the right to assign this Agreement to any successor in connection with a sale or transfer of all or sub-stantially all of its assets, a merger or consolidation. This Agreement is in the nature of a personal services contract and the duties imposed hereby are nondelegable.

16. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provi-sions hereof.

17. Notices. Any notice under the provisions of this Agreement shall be in writing, shall be sent by one of the following means, directed to the address set forth on the first page of this Agreement or to such other address as shall be designated hereunder by notice to the other party, effective upon actual receipt and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited for overnight delivery with Federal Express (or other equivalent national overnight courier service) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any nonbusiness day).

18. Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

19. Advice of Independent Advisors. Employee acknowledges that he has had the opportunity to review the terms of this Agreement with his independent advisors, including attorneys, accountants and compensation consultants.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above writ-ten.

EMPLOYEE:

By:	/s/ Howard M. Siegel
Howard M. Siegel

COMPANY:

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Richard Rallo
Name: Richard Rallo Title: Chief Financial Officer